EXHIBIT 99.2

Sample Questions and Answers Related to the Investor Presentation
of World Air Holdings, Inc.

      Question 1: Has the Company identified specific uses of cash including a prepayment of the ATSB loan?

      Answer: Our current liquidity level does provide us with some degree of flexibility with cash. While we have not made any decisions with regard to significant cash expenditures, our intent will be to maximize shareholder value.

      Question 2: What are the differences in operating margins between AMC and commercial operations?

      Answer: AMC flights are paid on a cost plus basis while commercial operations are priced at competitive market rates.

      Question 3: What is the impact of the recent increase in fuel price on your bottom line?

      Answer: Fortunately, we are able pass almost 95% of our fuel cost on to our customers. With all of our AMC operations (77% of revenues in 2004), fuel cost is built into unit revenue with any differences between actual cost and a “pegged” rate being reconciled each month. Another factor minimizing our fuel exposure is that all of our long-term cargo customers are responsible for fuel.

      Question 4: What drives the unit revenue differences between passenger and cargo operations?

      Answer: The main difference is that a majority of our passenger operations are “full service” while cargo flights are typically priced on an “ACMI” basis. With a “full service” passenger flight, the Company is responsible for all operating costs including fuel (see question 3 above), catering, ground handling, and airport related fees. These costs are the basis for determining a price for the customer. Under an “ACMI” cargo operation, the costs are much less as the Company provides only the aircraft (A), crew (C), maintenance (M) and insurance (I). Therefore, by design, the unit revenue for a full service passenger contract, such as the military, will be higher than an ACMI cargo contract.

      Question 5: Is the net margin achieved in 2004 sustainable in 2005?

      Answer: Our objective for 2005 is to achieve a margin before taxes (operating profit less non-operating expense/income) of 5%.

      Question 6: What is the availability of MD-11F aircraft and what would be the cost to convert a MD-11 passenger aircraft to a freighter configuration?

      Answer: The combination of a growing cargo market and the attractiveness of the MD-11 as a cargo aircraft has tightened the market for the MD-11F. We continue to explore options to bring additional units to the fleet. Costs to convert are approximately $14 million that most likely would be absorbed in the lease rate.

      Question 7: Are you considering the 747F?

      Answer: We are analyzing a variety of new freighter aircraft types, including the 747F, to capitalize on the growing cargo market.

      Question 8: What will the Company’s tax rate be going forward?

      Answer: Corporate taxes are influenced by a variety of factors. Our current estimate for 2005 is approximately 39%.

      Question 9: Given your success with new cargo contracts, what will be your block hour mix between AMC and commercial operations in 2005?

      Answer: Our block hour mix was approximately 50%/50% during the fourth quarter of 2004, and we are currently estimating the mix to be approximately the same for 2005.